Exhibit a(3)

DOMINI SOCIAL TRUST

Amendment

to Declaration of Trust

June 1, 2006

The undersigned, constituting at least a majority of the Trustees of the Trust named above and acting pursuant to the Trust's Declaration of Trust as currently in effect (the "Declaration of Trust"), do hereby certify that in accordance with the provisions of the first sentence of Section 9.3(a) of the Declaration of Trust, the following amendments to the Declaration of Trust has been duly adopted by at least a majority of the Trustees of the Trust, effective as of June 1, 2006:

The Declaration of Trust is amended to change the name of the Series designated as Domini Social Index Trust on Appendix A and Appendix B to Domini Social Equity Trust.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

/s/ Amy L. Domini Amy L. Domini, as Trustee and not individually	/s/ Karen Paul Karen Paul, as Trustee and not individually
/s/ Julie Elizabeth Harris Julie Elizabeth Harris, as Trustee and not individually	/s/ Gregory A. Ratliff Gregory A. Ratliff, as Trustee and not individually
/s/ Kirsten S. Moy Kirsten S. Moy, as Trustee and not individually	/s/ John L. Shields John L. Shields, as Trustee and not individually
/s/ William C. Osborn William C. Osborn, as Trustee and not individually